Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of The Middleby Corporation for the registration of 19,070,168 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2021, with respect to the consolidated financial statements and schedule of The Middleby Corporation and the effectiveness of internal control over financial reporting of The Middleby Corporation included in its Annual Report (Form 10-K) for the year ended January 2, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 28, 2021

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